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                                                                     Exhibit 4.2
                                 AMENDMENT NO. 2

                                NUTRACEUTIX, INC.

                             1995 STOCK OPTION PLAN


         Section 3 of the Nutraceutix, Inc., 1995 Amended Stock Option Plan (the "Plan") is hereby amended to reflect the increase in amount of common stock subject to the Plan from 3,000,000 shares to 4,000,000 shares.

         The date of adoption of this amendment by the Board of Directors was January 13, 2000. The date of adoption of such amendment by the Shareholders was May 24, 2000.